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                                                                     Exhibit 2.2

                              Asset Sale Agreement



                                 By and Between



                              iAsiaWorks Korea Ltd.

                                       and

                                DACOM Corporation

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                              ASSET SALE AGREEMENT

This Asset Sale Agreement ("Agreement") is made this 19th day of September 2001, by and between:

PARTIES

     iAsiaWorks Korea Ltd., a company incorporated under the laws of Republic of Korea and having its registered office at 1423-1/2 Seocho-dong, Seocho-gu, Seoul, Korea ("IAWK")

     DACOM Corporation, a company incorporated under the laws of the Republic of Korea and having its registered office at 706-1Yeoksam-dong, Kangnam-gu, Seoul Korea ("DACOM")

RECITALS

WHEREAS, IAWK owns the Assets (as defined below).

WHEREAS, IAWK desires to sell and DACOM desires to acquire the Assets.

NOW, THEREFORE, IAWK has agreed to sell and DACOM has agreed to purchase the Assets on the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1.   INTERPRETATION

1.1  Definitions

     The following definitions apply in this Agreement.

     "Assets" means the following assets:

     (a)  the benefit of the Customer Contracts;

     (b)  the Related Contracts; and

     (c)  the Equipment.

     "Completion" means the completion of the sale and purchase of the Assets in accordance with the terms of this Agreement.

     "Completion Date" means October 6, 2001 or earlier, if the parties agree.

     "Confidential Information" means all trade secrets and all financial, marketing and technical information, ideas, concepts, technology, processes and knowledge which is confidential or of a sensitive nature owned or used at any time by IAWK in connection with the Business other than that which is in the public domain.

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     "Contracts" means the Customer Contracts and Related Contracts.

     "Customer Contracts" means the agreements, arrangements, understandings and orders entered into, made or accepted by IAWK in respect of the customers listed in Exhibit A of the Schedule.

     "Deposit" means the deposit of KRW 600,000,000 ("Six Hundred Million") made to IAWK on September 05, 2001 pursuant to the Letter Agreement.

     "Deductions" mean the sum of the outstanding penalty for DACOM 45Mbps leased line payable to DACOM, (which shall not exceed KRW 265,000,000), all the outstanding payables to DACOM to be calculated in accordance with the relevant contracts made between IAWK and DACOM.

     "Equipment" means equipment owned or leased (to the extent agreed by lessor) by IAWK in the Business and listed in Item 1 of the Schedule and includes billing, network management and other systems required to support the customer base, network backbone routers and switches, and customer premise routers; but specifically excludes power and environmental equipment and facilities.

     "Letter Agreement" means the Letter Agreement made between IAWK and DACOM on September 05, 2001, pursuant to which the deposit of KRW 600,000,000 ("Six Hundred Million") has been made to IAWK.

     "Loss or Claim" means, in relation to any person, a damage, loss, cost, expense or liability incurred by the person or a claim, demand, action, proceeding or judgment made against the person, however arising and whether present or future, fixed or unascertained, actual or contingent.

     "Purchase Price" means KRW 3,000,000,000, as adjusted in accordance with Clause 3.1 herein.

     "Related Contracts" means contracts related to the Assets and listed in
     Item 2 of the Schedule

1.2  Rules for interpreting this Agreement

     Headings are for convenience only, and should not be used in interpreting the meaning or input of each section of this Agreement. The word "agreement" includes an undertaking or other binding arrangement or understanding,

2.   PURCHASE OF THE ASSETS

2.1  Sale and purchase

     IAWK shall sell to DACOM and DACOM shall purchase from IAWK the Assets for the Purchase Price pursuant to the terms and conditions of this Agreement.

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2.2  Title, property and risk

     The title to, property in and risk of the Asset:

     (a)  until Completion, remains solely with IAWK; and

     (b)  passes to DACOM on and from Completion.

     IAWK is entitled to the revenue, profits and receivables until the Completion Date, and must bear and pay in the proper time all outgoings and payables relating to the Assets, incurred in the ordinary course, until the Completion Date. For the avoidance of the doubt, any billing under the Customer Contract and Related Contracts shall be made by IAWK for the period immediately prior to the Completion Date and by DACOM for the period commencing from the Completion Date.

3.   PURCHASE PRICE

3.1 DACOM shall pay to IAWK the remainder of the Purchase Price on the Completion Date. The remainder of the Purchase Price shall be the net amount of the Purchase Price, less the Deposit and the Deductions payable to DACOM. The payment of the Purchase Price shall be in the form of a bank check or via wire transfer to an account designated by IAWK.

3.2 Upon the execution of this Agreement, IAWK and DACOM shall jointly inspect and verify the existence and operability of the Assets to be delivered on the Completion Date, which inspection and verification shall be carried out, at the latest, three (3) days prior to the expected Completion Date.

3.3 Upon the execution of this Agreement and until the Completion or termination of this Agreement, IAWK shall not solicit, accept, discuss, pursue or otherwise involve itself in the sale of, or in the creation of any mortgage, lien, pledge encumbrance or lease on, any of the Assets, without prior written consent of DACOM.

4.   IAWK'S OBLIGATIONS

4.1  Delivery by IAWK

     On the Completion Date, IAWK must assign, transfer, convey and deliver to DACOM, free and clear of any claims, liens, leases, restrictions or other encumbrances:

     (a) the Equipment in an "as is" state together with any relevant title documents held by IAWK, by delivery at the respective places where they are located;

     (b)  the Customer Contracts; and

     (c)  the Related Contracts

     IAWK shall deliver to DACOM on or before the Completion Date all of the following, except waived by DACOM:

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     a)   all Assets physically deliverable by means to be agreed between the parties; and

     b) certified copy of the minutes for an extraordinary shareholders meeting of IAWK approving the consummation of transactions prescribed in this Agreement.

4.2  Indemnity

     From the Completion Date, IAWK:

     (a) shall be responsible for any Loss, Claim arising out of the Assets or this Agreement which occur prior to the Completion Date; and

     (b) shall indemnify DACOM against any Loss, Claim arising out the Assets or this Agreement which occurs prior to the Completion Date.

5.   PAYMENT OF VALUE ADDED TAX OR OTHER TAXES

     If any VAT is imposed on any supply by IAWK to DACOM under this Agreement, then DACOM must pay to IAWK the amount imposed at the same time as, and in addition to, the amount DACOM is required to pay IAWK for the supply in question.

6.   CONTRACTS

6.1  Assignment

     IAWK shall assign and transfer to DACOM all the right, title, obligations and interest of IAWK in or arising out of each of the Contracts and the rights of IAWK under each of the Contracts with effect on and from the Completion Date. Similarly DACOM agrees to assume and receive from IAWK all the right, title, obligations and interest of IAWK in or arising out of each of the Contracts with effect on and from the Completion Date.

     DACOM's obligations

     From the Completion Date, DACOM:

     (a) shall be entitled to the benefit of, and all payments under, each Customer Contract (other than any payments which relate to a period prior to the date of this Agreement);

     (b) shall assume all of the obligations of IAWK under the Contracts, the benefit of which is duly assigned to DACOM under this Agreement and shall fulfil and perform all of IAWK's obligations under each such Contract;

     (c) shall be responsible for any Loss or Claim of, concerning or relating, directly or indirectly, to the Assets, arising after the Completion Date; and

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         (d) shall indemnify IAWK against any Loss or Claim of, concerning or relating, directly or indirectly, to the Assets, arising after Completion Date, including any Claim or Loss arising the as a result of any breach, non-performance or non-observance of any terms and conditions of the Contracts by DACOM after the Completion Date.

6.2      Notification to customers

At any time within two (2) weeks after the Completion Date, IAWK and DACOM shall jointly advise customers of the sale of the Assets to DACOM in a form agreed by IAWK and DACOM.

7.       COVENANT OF IAWK

7.1 IAWK covenants that it shall conduct the leased line business, including operation of the network operations center, only in its ordinary course, consistent with its past practices, between the execution of this Agreement and the Completion Date.

7.2 IAWK agrees and confirms that except otherwise prescribed in this Agreement, DACOM shall not be obligated to assign and assume any contracts of IAWK and IAWK shall be solely responsible for the disposal of such contracts which will not be assigned to and assumed by DACOM.

8.       IAWK EMPLOYEES

         IAWK agrees and confirms that none of its employees will be transferred to and employed by DACOM. Provided, however, that notwithstanding the foregoing, DACOM may recruit and employee any of IAWK's employee(s) through its normal recruitment procedure.

9.       COMPLETION

9.1      Time and place of Completion

         Completion will occur at 9.00am on the Completion Date at IAWK's Boramae Node or at such other place as agreed by the parties.

9.2      Conditions Precedent to Completion

         The consummation of Completion shall be subject to the satisfaction of following conditions, except waved by the relevant party;

         (a) procurement of its board and/or shareholders' resolution approving this Agreement;

         (b) the procurement of any necessary government consent and approval, if any.

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10.     DEBTORS

10.1    Debtors

        (a) DACOM acknowledges that all monies received by DACOM in relation to debtors of IAWK or receivables of IAWK (invoiced prior to the Completion Date) (the "IAWK Collections") after the Completion Date are the property of IAWK and shall be paid to IAWK within seven (7) days of receipt by DACOM. DACOM shall be responsible for providing IAWK a full accounting every thirty (30) days, for the one hundred eighty (180) days following the Completion Date, of the IAWK Collections by DACOM.

        (b) IAWK acknowledges that all monies received by IAWK after the Completion Date in relation to provision of services by DACOM after the Completion Date are the property of DACOM and any such monies received by IAWK must be forwarded to DACOM within seven (7) days of receipt by IAWK.

        (c) IAWK also acknowledge that all advances received by IAWK before the Completion Date in relation to provision of services by DACOM after the Completion Date are the property of DACOM, and any such monies received by IAWK must be forwarded to DACOM within seven (7) days from the Completion Date.

11.     WARRANTIES

11.1    IAWK warranties

        In consideration for DACOM agreeing to enter into this Agreement (on the terms and conditions in this Agreement), IAWK warrants and represents to DACOM:

        (a) (power) it has full legal capacity and power to enter into this Agreement and to carry out the transactions that it contemplates;

        (b) (corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this Agreement and its carrying out the transactions that it contemplates;

        (c) (document effective) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration;

        (d) (title) it holds title or transferable licence to the Assets; and

        (e) (earnings figures) to the best of its knowledge, the earnings figures provided by IAWK to DACOM in relation to the Assets are accurate.

11.2    Express Disclaimer

        The warranty in clause 11.1 is a limited warranty and it is the only wanyarranty made by IAWK. To the extent permissible by law, IAWK disclaims all other warranties

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         express or implied, including without limitation any implied warranties of merchantability or fitness for a particular purpose or infringement of third parties' rights. Each of the Assets is delivered to DACOM "as is". The entire risk as to the quality of the performance of the Equipment from the Completion Date is with DACOM and IAWK accepts no responsibility for any malfunction of the Equipment or corruption of any data that may occur as the direct or indirect result of such a malfunction.

11.3     DACOM warranties

         In consideration for IAWK agreeing to enter into this Agreement (on the terms and conditions in this Agreement), DACOM warrants and represents to IAWK at the date of this Agreement:

         (a) (power) it has full legal capacity and power to enter into this Agreement and to carry out the transactions that it contemplates;

         (b) (corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this Agreement and its carrying out the transactions that it contemplates; and

         (c) (document effective) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration.

12.      CONFIDENTIALITY AND DISCLOSURE

12.1     Confidential Information

         The parties agree that:

         (a) the Confidential Information, the information contained in this Agreement and any information disclosed to or acquired by any party to this Agreement in connection with the subject matter of this Agreement is confidential;

         (b) except as expressly stated in this Agreement, the parties must not disclose to any person any information referred to in clause 12.1(a) or use such information for any purpose other than the purpose contemplated by this Agreement, except:

             (i) to its holding company, employees, professional advisers, bankers, auditors, financial advisers, financiers and other consultants on those persons undertaking to keep strictly confidential any information disclosed to them;

             (ii) to the extent necessary for the parties or their parent companies to comply with any applicable law or requirement of any regulatory body or government agency including any relevant stock exchange and the Federal Securities Laws of the USA; or

             (iii) with the prior written consent of the other parties.

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         (c) clause 12.1(b) does not apply to any information which is generally available to the public (other than as a result of disclosure in breach of clause 12.1(b)).

12.2     Disclosure to public

         DACOM and IAWK (and/or its parent company, iAsiaWorks, Inc., a company existing under the laws of the state of Delaware, USA) agree that each party has a right to review each other's stock exchange and press releases regarding the sale of the Assets prior to the public release of the information. No such releases shall be issued without the prior written approval of the other party; provided, however, that approval shall not be necessary for any disclosure or release which is required pursuant to applicable laws (including, without limitation, the Federal Securities Laws of the United States).

13.      LIMITATION ON CLAIMS

         (a) Notwithstanding any other clause in this Agreement, IAWK shall not have any liability whatsoever under this Agreement with respect to any consequential, indirect, special or future damages and IAWK's liability to DACOM under this Agreement with respect to any direct damages shall not exceed in aggregate KRW 600,000,000 (Six Hundred Million). (b) Any claim by DACOM under this Agreement must be made within sixty (60) days after the date of this Agreement.

14.      COSTS

         Each party must bear and is responsible for its own costs and expenses (including without limitation legal costs and expenses) in connection with the negotiation, preparation, execution, completion and carrying into effect of this Agreement and the transactions contemplated by this Agreement.

15.      AMENDMENT AND ASSIGNMENT

15.1     Amendment

         This Agreement can only be amended, supplemented, replaced or novated by another agreement signed by the parties.

15.2     Assignment

         (a) Subject to clause 15.2(b), a party may only dispose of, declare a trust over or otherwise create an interest in its rights under this Agreement with the consent of the other party.

         (b) IAWK may assign this
         Agreement or any of its rights under this Agreement to a related body corporate.

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16.      TERMINATION

16.1     This Agreement may be terminated at any time:

         (a) by mutual written agreement duly executed by IAWK and DACOM;

         (b) by IAWK if, notwithstanding the satisfaction of the pre-conditions for the Completion as prescribed herein, DACOM fails to consummate the Completion, for any reason whatsoever, on or before October 6, 2001;

         (c) by DACOM if, notwithstanding the satisfaction of the pre-conditions for the Completion as prescribed herein, IAWK fails to consummate the Completion, for any reason whatsoever, on or before October 6, 2001;

         (d) by IAWK if DACOM is unable to satisfy all of the Clause 9.2 as prescribed in this Agreement, thereby resulting in the Closing Date to occur after October 6, 2001;

         (e) by DACOM if IAWK is unable to satisfy the Clauses as prescribed in Clauses 3.3, or 9.2 of this Agreement, thereby resulting in the Completion to occur after October 6, 2001;

         (f) by DACOM if IAWK intentionally refuses to participate or proceed in the consummation of the Completion procedures (after the satisfaction of all its obligations hereunder and/or DACOM `s waiver of such obligations).

         (g) by IAWK if DACOM intentionally refuses to participate or proceed in the consummation of the Completion procedures (after the satisfaction of all its obligations hereunder and/or IAWK's waiver of such obligations).

16.2 Effect of Termination

         (a) In the event this Agreement is terminated pursuant to either 16.1

         (a), (c), (e) or (f), the Deposit shall be refunded to DACOM.

         (b) In the event that this Agreement is terminated pursuant to either
             16.1 (b), (d) or (g) the Deposit shall not be refunded to DACOM.

17.      NON-COMPETITION OBLIGATION

17.1 Subject to and upon the successful Completion, IAWK shall not, directly or indirectly, own or operate any leased line business, which may compete with DACOM in Korea for 12 months.

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18   GENERAL

18.1 Governing law

     (a) This Agreement is governed by the laws in force in the Republic of Korea.

     (b) Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Seoul, Korea, and any court that may hear appeals from any of those courts, for any proceedings in connection with this Agreement, and waives any right it might have to claim that those courts are an inconvenient forum.

18.2 Giving effect to this Agreement

     Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that any other party may reasonably require to give full effect to this Agreement.

18.3 Waiver of rights

     A right may only be waived in writing, signed by the party giving the waiver, and:

     (a) no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

     (b) a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

     (c) the exercise of a right does not prevent any further exercise of that right or of any other right.

18.4 Operation of this Agreement

     (a) This Agreement contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this Agreement and has no further effect.

     (b) Any right that a person may have under this Agreement is in addition to, and does not replace or limit, any other right that the person may have.

     (c) Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

18.5 Consents

     Where this Agreement contemplates that a party may agree or consent to something (however it is described), the party may:

     (a) agree or consent, or not agree or consent, in its absolute discretion; and

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     (b) agree or consent subject to conditions, unless this Agreement expressly contemplates otherwise.

18.6 Operation of indemnities

     The indemnities in this Agreement:

     (a) are continuing and are not discharged by any one payment; and

     (b) survive the expiry or termination of this Agreement.

18.7 Counterparts

     This Agreement may be executed in counterparts.

18.8 Attorneys

     Each person who executes this Agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

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EXECUTED for and on behalf of iAsiaWorks Korea Ltd.:

By /s/ Brian Sung
--------------------------------                ________________________________
Name Brian Sung
Title Director

________________________________                ________________________________


EXECUTED by DACOM
CORPORATION:


By _____________________________                ________________________________
Name
Title

________________________________                ________________________________